Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 16, 2017, by and among DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Issuer”), DCT INDUSTRIAL TRUST INC., a Maryland corporation (the “Parent”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent and the other parties thereto have heretofore executed and delivered to the Trustee an indenture, dated as of October 9, 2013 (the “Indenture”), providing for the issuance of the Issuer’s 4.500% Senior Notes due 2023 (the “Notes”);

WHEREAS, pursuant to and on the date of the Indenture, the Issuer initially issued $275,000,000 aggregate principal amount of its 4.500% Senior Notes due 2023 (the “Initial Notes”);

WHEREAS, Section 2.11 of the Indenture provides that the Issuer may, from time to time and in accordance therewith, create and issue Additional Notes (as defined in the Indenture) under the Indenture;

WHEREAS, the Issuer wishes to issue an additional $50,000,000 aggregate principal amount of its 4.500% Senior Notes due 2023 as Additional Notes (the “New Notes”);

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of the Holders of the Notes, the Issuer, the Parent, as the Guarantor, and the Trustee may enter into an indenture supplemental to the Indenture to provide for the issuance of Additional Notes and Guarantees in accordance with the limitations set forth in the Indenture;

WHEREAS, the Issuer and the Parent are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all covenants, conditions and requirements necessary for the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Defined Terms. Capitalized terms not otherwise defined herein have the meanings set forth in the Indenture. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on March 16, 2017 is $50,000,000. The New Notes will be issued as part of the existing series of Initial Notes under the Indenture, and the New Notes and the Initial Notes shall be a single class for all purposes under the Indenture and are identical in all terms and conditions except the date of issuance.

3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of New York.

5.    Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any jurisdiction, in any respect for any reason, the validity, legality and enforceability of any such provision in every other jurisdiction and in every other respect, and of the remaining provisions, shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or email (in PDF format or otherwise) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

8.    The Trustee. The recitals contained herein and in the New Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the New Notes. The Trustee shall not be accountable for the use or application by the Issuer of any New Notes or the proceeds of any New Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Indenture as of the day and year first above written.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP

By DCT Industrial Trust Inc., its general partner

/s/ Matthew T. Murphy
Name:	Matthew T. Murphy
Title:	Chief Financial Officer

DCT INDUSTRIAL TRUST INC.

/s/ Matthew T. Murphy
Name:	Matthew T. Murphy
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION
As Trustee

By:	/s/ Leland Hansen
Name: Leland Hansen
Title: Vice President